SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934





         Date of Report
(Date of earliest event reported):                                March 8, 2002




                             Multimedia Games, Inc.
             (Exact name of registrant as specified in its charter)

                                     0-28318
                            (Commission File Number)




           Texas                                             74-2611034
(State or other jurisdiction                                (IRS Employer
      of incorporation)                                  Identification No.)



      8900 Shoal Creek Blvd., Suite 300,
               Austin, Texas                                       78757
 (Address of principal executive offices)                        (Zip Code)




                                 (512) 371-7100
              (Registrant's telephone number, including area code)

Item 9. Regulation FD Disclosure.


        Exhibit 99.1 Disclosure concerning remarks of Mr. Gordon T. Graves when addressing the American Gaming Summit 2002 in Las Vegas, Nevada on February 11, 2002


        Exhibit 99.2 Transcript of remarks by Gordon T. Graves when addressing the American Gaming Summit 2002 in Las Vegas, Nevada on February 11, 2002.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           MULTIMEDIA GAMES, INC.



Dated:  March 8, 2002                      By:  /s/ Gordon T. Graves
                                                --------------------------------
                                                Gordon T. Graves
                                                Chairman of the Board and
                                                Chief Executive Officer

                                  EXHIBIT INDEX


EXHIBIT NO.
-----------

99.1 Disclosure concerning remarks of Mr. Gordon T. Graves when addressing the American Gaming Summit 2002 in Las Vegas, Nevada on February 11, 2002.

99.2 Transcript of remarks by Mr. Gordon T. Graves when addressing the American Gaming Summit 2002 in Las Vegas, Nevada on February 11, 2002.

                                  Exhibit 99.1

This Report on Form 8-K contains forward-looking statements reflecting management's current forecast of certain aspects of our future. It is based on current information which we have assessed but which by its nature is dynamic and subject to rapid and abrupt changes. Forward-looking statements include quotes by Gordon T. Graves concerning our projected earnings per share; our intentions regarding future public disclosure of projected earnings per share; and our expectations regarding Mr. Graves' projections. The forward-looking statements are generally accompanied by words such as "plan," "estimate," "expect," "believe," "think," "should," "would," "could," "anticipate" or other words that convey uncertainty of future events or outcomes. Our actual results could differ materially from those stated or implied by our forward-looking statements, due to risks and uncertainties associated with our business. These risks are described throughout this Report on Form 8-K, and in our Annual Report on Form 10-K for the fiscal year ended September 30, 2001, which you should read carefully and which is incorporated herein by this reference.

Note regarding stock split effective February 11, 2002
------------------------------------------------------

On February 11, 2002, our shareholders of record as of January 25, 2002 received one additional share of our common stock for every two shares then held, thereby effecting a 3-for-2 split of our common stock. Remarks of Mr. Graves contained in this Report and disclosed within quotation marks are based upon a pre-split number of shares outstanding. For your convenience, we have included post-split adjusted figures in brackets following the relevant disclosures in this Report.

On February 11, 2002, Gordon T. Graves, our Chairman and Chief Executive Officer, addressed the American Gaming Summit 2002 in Las Vegas, Nevada. Mr. Graves' talk generally addressed our company's history, current business operations and strategies, and certain projections about our future business. His talk also included brief descriptions of the business experience of our management team, the size of our markets, and a general description of some of our technology.

The great majority of Mr. Graves' remarks concerned matters we had previously disclosed through our public filings and press releases. However, Mr. Graves made several comments concerning matters which we had not previously discussed publicly.

Regarding our fiscal 2003 earnings in particular, Mr. Graves stated that he "thinks we've got a good chance to make around $4.00 [$2.67 split-adjusted] a share." He went on to state "I'm not making that as any guidance, official guidance. I'm saying that more as an investor than I am a manager." He also said that "[t]he management team has a pretty long-term view looking at long-term growth. And I think that if we get into a situation where we see that [during the] latter part of this year we have to make a strategic decision that says that we would only make $3.50 [$2.33 split-adjusted] the following year, rather than $4.00 [$2.67 split-adjusted], in order to assure we're going to make $5.00 [$3.33 split-adjusted] per share the following year, I think certainly that's the approach our management will take. But there's no question we've got a lot of growth out there in front of us for a long time."

We have historically followed a policy of giving investors guidance as to expected earnings per share relating only to our current fiscal year, and we intend to follow this policy consistently for the foreseeable future. As Mr. Graves indicated, his remarks reflect his personal optimism regarding our long-term business outlook and were not guidance or projections authorized by Multimedia Games or its Board of Directors. In particular, the statements contained in Mr. Graves' remarks and as reflected in this Report were not prepared by Multimedia Games and do not reflect an analysis by Multimedia Games in conformity with published guidelines of the Securities and Exchange Commission, the American Institute of Certified Public Accountants or generally accepted accounting principles. No independent accountants have expressed an opinion or any other form of assurance regarding these statements. Forward-looking statements of the type made by Mr. Graves are necessarily speculative in nature, and we expect that one or more of Mr. Graves' estimates may not materialize or may vary significantly from actual results.

It is difficult to accurately forecast our earnings per share, particularly with respect to projections extending beyond our immediate fiscal year. Sales and operating results are difficult to forecast because they generally depend on the number of our games we install, and the revenue we generate per installed game. These results can be dramatically affected by numerous elements within and outside of our control, including:

- A decline in gaming revenues due to a legal challenge to one or more of our popular Class II bingo games;

-    Increased competition from existing and new competitors;

- Our failure to introduce new games and systems that appeal to our end users;

-    The popularity of gaming with the general public as a leisure activity;

- The timing and amount of our expenditures for research, development, sales and marketing;

- The unpredictable timing and amount of expenditures by our tribal customers; and

- Our dependence upon a small number of major customers in the state of Oklahoma.

Due to these and other factors disclosed in our Annual Report on Form 10-K for the fiscal year ended September 30, 2001, and other public filings, we expect our operating results to be volatile and difficult to predict. If our future operating results fall below the expectations of investors generally or analysts who follow our stock, the price of our common stock would likely decline, perhaps substantially.

                                  Exhibit 99.2


Introducer:         I'd like to introduce our next speaker. Multimedia Games is an innovative company known primarily for its electronic bingo games that are operated across the nation, primarily on tribal [lands] in Native American casinos. To tell us more about the company today is Gordon Graves, who is the Chairman and Chief Executive Officer. Thank you.

Gordon T. Graves:   Thank you very much. Multimedia Games' common stock was the best-performing stock on Wall Street last year and obviously we're extremely happy about that. Some of our investors are very happy about that also. The primary reason for that performance was that we've been essentially doubling our earnings per share each year, and will continue to do that for some time in the future, I think. Last year we made
                    $0.86 per share. That was [for] the year ending in September, compared to $0.42 the year before. And this year that we're in now, we will make around $2.00 per share. And the year after that, I think that we've got a good chance to make around $4.00 a share. I'm not making that as any guidance, official guidance. I'm saying that more as an investor than I am a manager.

                    We're going to be going through a transition in that I'm going to give up the CEO position, and Clifton Lind, our Chief Operating Officer, is going to take that position. I've worked with Clifton a long time. He's been with us for a long time. Over the years I've worked with some very talented CEOs. I worked with Henry Singleton at Litton Industries, George Kozmetsky at Teledyne, Guy Snowden at what became GTECH, and Chuck Matheson at IGT. Clifton Lind is as good, if not better than any of those guys. He's very, very talented and I'm sure that Clifton is not going to make any formal guidance on next year until he can see that the numbers are pretty much a lead pipe cinch; that's the way he operates and that's the way we all like for him to operate. I can say this; I think that the new management team that's coming in is probably, it's probably very timely for that to happen. The management team has a pretty long-term view looking at long-term growth. And I think that if we get into a situation where we see that [during the] latter part of this year we have to make a strategic decision that says that we would only make $3.50 the following year, rather than $4.00, in order to assure we're going to make $5.00 per share the following year, I think certainly that's the approach our management will take. But, there's no question we've got a lot of growth out there in front of us for a long time.

                    Our primary mission is to continue to grow as the leading provider of online systems and interactive games to the Native American gaming industry. Right now, we have about 65% of that market and we think that we will be able to maintain that type of leadership role. On a more long-term basis, we would like to be able to take our existing products and adapt them to go into other wagering market segments. In addition, we would like to introduce new products into our existing market segments and strengthen our position in those marketplaces, in our existing markets. And then eventually, we would like to be able to use our technologies and gaming products in non-wagering markets. But in the short term, we're going to continue to focus on providing these high-speed electronic bingo games to the Native American market.

                    So you might ask, "What makes us unique with our games and why have we been able to realize those types of earnings?" And the reason is because we really design games, and we design games that capitalize on the fact that we are linked
                    - all of our players are linked together across the country in a broadband two-way interactive network. There's a lot of advantages to being tied together on a linked network, an interactive network. The obvious one is for a long time, we've had games like MegaBucks where you got progressive jackpots that you could offer if you're linked. Certainly, you can do a lot better job of security, you can take out all the probability of skimming, because you're capturing each sale as it occurs and you know where all the dollars are. Certainly you can change games in the field a lot faster. Certainly you can go out there and change those games without having to do anything but change the glass, in other words. But probably the biggest advantage of the linked games is that now you've got a way that you can let people play with and against each other.

                    Metcalf says that, "The value of a network is proportional to the square of the number of participants in that network." I wouldn't say that we've seen that exactly, but we certainly see that being able to have links with many players makes our network and our games much more valuable. For example, we wouldn't be able to run a bingo game over an electronic network at high speed if we weren't letting the players [in] every place play against each other. Because a requirement for bingo is that the players are actually playing in the same game with the same ball draw against each other. You can do other things, such as you can have ante-up features where people can make a decision on whether they're going to drop their chance or their card during the game or wait until the game is over with, so they can make strategic decisions as the game goes along. They can up the bet. They can double the bet. So there's a lot of things you can do with an interactive network that you can't do without an interactive network. Making, designing games is kind of like making a movie, in that you don't know for sure what games are going to be a success until you get out there and get it in the field.

                    One of the games that we've got in the field right now is called Meltdown. Meltdown is a bonus-round game that starts off with spinning reels, and if you win, you go into a bonus round in which those reels re-spin and re-spin, and it acts like the machine has gone haywire. It's an extremely popular game. It's been a big hit. We've got about 1,000 of those games out in the field and they make an average of more than $200 per day per player station. So [in] our corporate profile, we're the leading technology and system provider for Indian gaming, which is the fastest-growing segment of the gaming industry. This past year it was about a $12 billion a year industry, and this year it's going to be, like, $15 billion a year. We got started with our TV Bingo game back in 1988, so we've been around in Indian country for a long time. We're traded on Nasdaq. We're licensed in a number of different jurisdictions. We've got a good balance sheet. We've got a lot of experience in the gaming area, and we've got a good sales and marketing team.

                    We believe that the biggest challenge that management has in a company like ours is how efficiently you convert the cash you generate into other resources that will generate more cash. And we talk about those other resources in terms of the five "P's." And those are: people, position in the marketplace, products, processes, and property (both tangible property and intellectual property). Our top ten management people have an average of 16 years of experience in gaming and systems development. I kind of skew that a little bit higher than it would be without me in there. I've been around a long time. I started out as an engineer [at] Litton Industries, building avionics systems, and then went to Teledyne, and then eventually ended up in the lottery business at a company that ended up being GTECH. So I've been around the lottery and the gaming business a long time. I spent most of my years working on non-fail online systems. Clifton Lind, our Chief Operating Officer and soon-to-be CEO, and I have worked together for a long, long time. We both went to graduate school at The University of Texas at the same time and developed some of the same culture and same values there, and we've worked together with the Kozmetsky family in Austin, Texas starting in about 1990. He joined us at MGAM in 1997. So he's been around a long time. We've got a long working experience, and he's got a great team that he's put together. I was President of the company that put in the first online lotto system in North America. I was involved in MegaBucks, the first linked slot game. MGAM broadcast the first high-stakes TV bingo game, and put in the first interactively linked, high-speed bingo game in about 1997.

                    People are, no question, our most important resource, but position in the marketplace runs a close second. We've been fortunate enough to get out there and get a relationship with tribal customers where they trust us. We've got a very good reputation. We've got a good brand name. When most tribes think of putting in a new, innovative system, they look to Multimedia Games. Some of our market position advantages are, as I've said before, that Indian gaming is the fastest-growing segment. Our customers support revenue participation. On all of our games and machines out there, 90% of our revenue is recurring participation revenue. We've got such wide acceptance because we make the tribes a lot of money and we fought with them side by side against the Justice Department as the DOJ has tried to limit what they can do. And we've won in court. So we've got great acceptance out there from the tribal customers. The tribal customers serve local markets; therefore, they are not affected much by recession if any at all. Maybe in simple cases it's an inverse affect.

                    Just culturally, Native American customers are willing to accept change faster than most, I think. Their governments are relatively small and the speed at which a government can move and make changes is inversely proportional to the size of their constituents. So, tribes can move very fast. As in all gaming, there's a lot of licensing barriers to other competitors getting into the business. In addition, the Native American gaming market is still developing in terms of the regulations and the rules, therefore if you're not very familiar with all those regulations and rules, it's difficult for you to operate in the marketplace. All that's going to get worked out one of these days, but it just takes time for any new agency to get to the point that their role is well defined. Some day the National Indian Gaming Commission will be as effective as the Nevada Gaming Control Board, but we're not there yet. And there's good and bad [sides] to that. The good is, it's a barrier to other people entering. And probably for the investors and management as well, the most important thing is since we are in participation, all of our revenue is recurring; we've got great visibility into the future.

                    So we're the leader in Indian country in interactive gaming. Our first product we put out was MegaBingo, which was a TV game sent over satellite. Then we put out our first linked game using player stations to deliver the results. MegaBingo used paper cards. The first linked classic bingo games, MegaMania, Big Cash, etc., presented their results on video screens. Then we put in a Video Lottery system in Washington State for the tribes, in which we drove slot-type displays, rotating reel displays, to show the results of the game, where the game itself was a scratch ticket game, a discrete set of [or] population of chances. And then a little over a year ago, we introduced our second generation of high-speed bingo games, the MegaNanza series. We've now got three other series going into the field that essentially show, that use the same type of displays as MegaNanza but are driven by a different game engine, where the game works a little differently. So the primary services that we provide are linked Class II bingo games, Video Lottery Systems, electronic pull tabs, back-office and accounting systems, etc., a lot of communications skills.

                    It's communication skills that really makes us unique. When we started putting games on electronic player stations, we were able to speed up the games significantly. Our oldest product, I want to talk about just a second, was the MegaBingo game. In this game, there was a live drawing with the ball drawer pulling balls out of a hopper. We had a camera on him and (we still do this), we send the video of that drawing up over a satellite link to each of the halls, where it is shown on a TV screen. The players in those halls buy and play paper cards, and if one of them gets a winner, they jump up and say "Bingo," and we have a person in that hall who notifies the operator back at Central and says, "We've got a winner here, let's stop the game." We run that game twice a night. When we went to the electronic player stations and got rid of the paper, we were able to speed those games up significantly. The machine over here on the right is one that shows bingo cards. The other three in the middle there show rotating reels, although they are really being driven by a bingo game. I'll explain that a little more to you in a minute. We have some new terminals, player stations we're coming out with; one of them looks more like, you feel more like you're watching television and using a remote control, and the other one is kind of a cross between a bar-top unit and what you see in a bingo hall.

                    Our current market position is we've got 7,800 of those player stations, the type I just showed you, installed nationwide, in 82 different independently-owned Native American gaming facilities. Our MegaBingo game, the TV game, is in 10 facilities in five states. Our Video Lottery Systems are all in Washington State. We're in 10 different casinos - I guess 11 today. We announced we just installed another one today. And we've got strategic alliances with both Williams and Bally to take their game themes and convert them over to run on our Video Lottery and our bingo engine. Our recurring revenue model is real nice, I mean it's simple and it's easy to follow. If you look at the number of player stations we have installed, the average hold per player station, what our share of the hold is, and subtract the daily cost to operate each player station, you see what our EBITDA is. And our EBITDA right now runs over $50 per player station for our new games per day. The reason the customers are able...on our new games, they pay us 30% of the revenue. That's our participation level. And the reason they're willing to do that is because [of] what we bring them. The historic revenue, hold in this case, with our old Legacy games was $18,000 per year per player station. Our new MegaNanza style games make $64,000 per year per electronic player station. That's what our customer gets, and then we get 30% of that. Our incremental recurring EBITDA on these new games is running about $16,000 per player station. [At] the end of last year in September, we had about 6,500 machines installed. [At the] end of this year, we'll have about 9,000 installed, and that converts directly into revenue. Last year we had about $130 million in revenue and this year we'll have up close to $250 million in revenue. Our EBITDA this past year was $21 million. This year it will be over $40 million.

                    As I said, the different processes that we focus on are an important part of our resources; we try to measure our performance in each of these areas. The ones that I think we are really the best at are systems development, software development, and game design, although we're also very, very good at customer service. Running that linked network is another area where we excel. At our home offices, we have people that monitor all of our networks full time in real time so we can tell when a player station fails out in the field; we can tell when a server goes down and respond very rapidly. The network that we use we call Betnet, and it's a multi-channel network. It's interactive, broadband, and multi-channel. We use satellite, Internet, private long-distance networks, local area networks, both hard wired and wireless, in the facilities themselves, and we also use conventional telephone with our MegaBingo game. What's unique about Betnet is the message formatting, the protocol, the conformance with regulatory NIGC - compliance with their internal control system requirements. And most important, redundancy, of course, two-way capability, and most important the content. How good is the content that you're putting over that network?

                    We operate 24 hours a day. We use some technology to anticipate when we need to get more channels available because the through-put is starting to get affected and it gives you real-time security. This shows our central site where people are working. This shows how you the type of display we normally look at; [we] typically want to see if all of the players are up and running and when there's any problem at any site. And this is some of the sniffer technology used to anticipate when you might have a bandwidth problem. One of our board members, Tom Sarnoff, talks about when his father was just starting with NBC and was very much of a technologist and he thought technology was the most important thing in the world and he talks about when his father came to the realization that technology was great but it was really the content that was most important. And that's the way with our business.

                    Right now we've got 50 proprietary games out in the field, 10 Williams games that are on our Video Lottery system and 10 Bally games on our Video Lottery system. We've just put our first Bally game out on the bingo system and it's working very well. When you look at and talk about content, you're talking about advertising you're going to send over that network, about taking the order for the wager over that network, and delivering the results of the game. And that's the key to the thing. How artistically and dramatically can you report the results to the player of whether they've won or lost? There are many classical number matching games, and one way we show the results of games is by showing the player's chance or card that's got numbers or symbols on it and then showing him the numbers that are drawn that he has to match. And so, showing those numbers is one of the ways we have always shown the results of our games. This shows a Keno card where you can see the balls being drawn and see which numbers you have selected in [a] typical numbers type of game display. In addition to that, we have found how to take the bingo game, and as the person plays the bingo game, you show the results of that game in a different format. Certainly, as you can see over here on the side, a person has his bingo card and then there's balls that are drawn, and if he gets the right pattern, a winning pattern, the reels spin and stop on symbols that represent a winning pattern. If he doesn't win, it stops on those that don't represent a winning pattern. From a legal standpoint, rather than having the spinning reels, you could just have text that says, "you won" or "you lost." But, there have been a number of opinions now, and court decisions that show that for a particular type of game like a bingo game, you can show the results to the player in a different format. And by showing it in a spinning reel format, it is very satisfying to the customer.

                    This is a pay table for one of the games we run. For each one of those combinations of symbols, there's another screen that a player can go to and see which of those combinations of symbols correlate to which bingo patterns on the card. We also have, of course, this agreement with Bally that I was talking about; we're putting some of their games out there. The Betty Boop games are in Washington, and they're working very well. Bally's Black&White game we have out there in the Class II configuration, [and it's] really doing great. It's doing over $250 per day per machine. We also have some Williams games; we have Jackpot Party, we've got Reel Em In, we've got Filthy Rich, and all those games do well.

                    The biggest secret in the gaming business is very simple, and that's the faster you can run your games, the more you can give away in prizes, the more you give away in prizes, the more people are going to wager. It's one place where the theory of price elasticity works perfectly. MegaBingo was a game that was played twice a day. Our first electronic bingo games were played about once a minute or about 1,400 games a day. Our Class III games are played in about seven or eight seconds so you can play 10,000 games a day, and therefore you can give away a lot more in prizes, 94-95% in prizes, and people spend the money, so you get much higher holds at the end of the day. On our income statement, we show revenue as the complete hold on these machines and we show another line that's net revenue. That's the percentage that we get, which for our high-speed, power-speed games is 30%.

                    This shows how our different products contributed to our revenue over the years. The TV Bingo game was started in 1988 and it peaked in 1996, so it was eight years before it peaked. Our MegaMania game, which was our first high-speed game that took a minute to play, we started it in 1995, and it peaked five years later in 1999 and 2000; Our MegaNanza game just started in 2001 and it's already far exceeding the other games. This shows that in graphical form. From a financial and intellectual property standpoint, our market cap's over $300 million now. We've got a very strong balance sheet. We're debt free. We've got a sustained record of profitability. We're investing over $12 million in R&D this year. We've got a number of patents and products, proprietary products that give us a very good intellectual property position. We plan to expand into a couple of new markets, [as] I said.

                    This is a pie chart that shows all the different segments of the gaming industry. The 105,000 is the Indian gaming market. The charity marketplace up there is 350,000 potential machines. There's 200 or so bingo halls in Indian country. There's 35,000 bingo halls that are run by the charities throughout the states. About 10% of those are candidates to put in our electronic player games. So that's a big market we're going after. The state lottery business is a big market and it looks like we'll be able to play a position in that marketplace. Some of the states that would like to put slot machines into their race tracks can't do that and so they are putting in Video Lottery systems like we've got in Washington State, so we're in a good position to win some of that business. We're submitting a proposal this week to the New York Lottery for their Video Lottery system. I don't know that we'll win that proposal; we probably won't, but we're going to win one from one of those states in the next year. So we'll get some business from the state lottery. This just shows those numbers and the size of those industries.

                    So for this year, we plan to expand our presence with more electronic games in Indian country. We are putting in about 200 new games per month right now. But we've got 10 different opportunities right now where we can go in, and by helping the tribe build a new facility to get more floor space, we can install an average of about 1,000 machines in each of those 10 different opportunities. It's going to require some capital investment on our part to do that. But 1,000 machines making $200 a day for the customer will bring us about a dollar a share in additional earnings per share. So those opportunities are extremely important to us and we're going to see some of those happening pretty soon, I think.

                    We've got a patent on a process where people can call into a player and ask him to play bingo on their behalf at the reservation. We call it Proxy Play. There's two letters out from the NIGC on this subject. There is some question [of] whether when a person opens their account they need to be on the reservation, but even if that is the case, [and] I don't think it's clear yet whether that is going to be the case or not, but even if that is the case, it allows people to go to an Indian facility, open an account and then go home and watch the results of a bingo session from home as if they were playing, and as far as they are concerned, it is as if they were playing. The game can have already even taken place by the time they watch it, and they will get the same fun as if they were playing it live. I call it Presbyterian Bingo, because in that case there is no question - the outcome is predetermined.

                    We're going to be reducing our game cycle time. Right now we're turning around a new game about once every two weeks. Of course, we've got multiple teams working on that and it's going to come down to about half what it's been in the past. As I said, we'll have about 9,000 machines installed by the end of this year. We expect to see a about $2.00 earnings per share. Thank y'all for listening to me. Has anybody got any questions?


Question #1:        [Indecipherable].  (Regarding  opening of a new facility in state of Washington and number of machines there)

GTG's Response:     Well, I think they'll take a few more machines.
                    I think they'll get up to about 300. Those are sold; we're selling those machines, of course. That was kind of a little surprise order for us. It was nice, that we didn't have in our forecast. And that's a sale, so we'll see that going to the bottom line this quarter. There's a couple more up there that are getting ready to break, so things are looking very encouraging for us in Washington State right now.


Question #2:        Gordon, you mentioned on your recent earnings
                    conference call that you tested your equipment in Florida, where Class II would be legal, Class III, of course, would not. I'm wondering how did your machines do versus the stuff there and what do you think the outlook would be for a big market like that?

GTG's Response:     Well, they say the customer is always right. Our customer
                    there took the position that they didn't want to pay a participation fee. And we took the position - well, we weren't willing to put them in without a participation fee.
                    So, they decided to put them in for 90 days on a participation basis to test. Of course, we know exactly what those numbers are. Other people have gone out and measured that as well. I think it's safe for me to say it's over three times as high as we get on average, and at least two or three times higher than they get on any other machines.
                    Now the economics of that say that they'll probably put in a lot of our machines, but tribal politics being what they are, especially with the tragic situations that have been going on down in Florida with the Seminole Tribe, I think it will be sometime before anything happens there. But I think eventually they'll put our machines in.


Question #3:        Can I spread that question across the whole country?
                    Obviously, with your current victories in certain jurisdictions [over] the Class II equipment not meeting state approvals...as your machines begin to replicate the kind of win of Class III equipment, that Class III argument is going to go away and people are just going to roll your equipment out or something like it.

GTG's Response:     Well, I think right now, we've got a lot of talented people putting out slot machines. And, [we] hope that we can put out a Class II machine that does as well as a slot machine.
                    I think it's optimistic. It could happen. Of course, we charge a lot of money for ours. And so at the bottom of the line there's no question right now, say, let's take
                    California for example. In California, there's about 15 tribes out there that have reached the limit in slot machines they can put in. They put in 2,000 slot machines and they can't put any more and they've got more market demand than that. Well, they can put ours in and even though they have to pay us a relatively big fee, and even though they might not do quite as well as the slot machines, it still makes them a lot of money. And so, just the economics is going to lead those people into putting our machines in.

                    Now, I'm not going to say that we're going to try to build machines that aren't as good as slot machines, Class III machines, but I think that certainly the slot machines have got an advantage over the bingo machines, just because people are more familiar with them. You don't see that little stuff over to the side there that might be a little bit confusing. So the slot machine is going to normally, probably always make more money. In addition to those facilities in California that have reached their 2,000 limit, there are also a number of tribes there that are recognized but don't have compacts and they're all candidates to put in our Class II system. So this year, we're going to see a lot of our machines going into California is the end result. We'll see a lot more going into New York. We'll probably be putting some in Arizona. We are not in Arizona right now; we've got one competitor and they're in Arizona, and it looks to me like they're getting ready to go into a battle there. And if that happens, we probably need to get in there with our product as well. We'd rather be the one that takes the lead in any of those type of discussions with the state regulators than our competitor.


Question #4:        What do you see as far as pressure on the percentage of the hold that you receive? Is there any resistance once you get in and you start to see the revenue...?

GTG's Response:     Yeah, every once in a while. Every once in a while. It's
                    similar to the type of pressure that IGT or other guys see.
                    Nobody likes to pay the participation and wish they didn't have to, and so on. But right now we don't have a whole lot.
                    We had one big customer that just this last month ordered
                    200 more machines, that kept saying, "We're not going to order any more machines unless you give us a better deal."
                    And they finally said, "Okay, we give up, put them in." The only place, I guess the only place where we really lost, had the machines taken out, is Florida, because of the fee. And one of these days that fee will come down; when there's more suppliers and our product is not as valuable to the customers as it is now, it will eventually come down. And it will probably eventually come down to about the same type of participation fee that IGT gets for theirs, and it will go from 30% to 20% one of these days. We're not probably going see that this year, although we could.

                    We do see the hold per machine starting to drop because as we get more machines out there, of course, in a marketplace, then the hold per machine drops. And probably, you know, we're still running about $175 per day per machine, and if we get one of these large orders which is going to be in a metropolitan area that I talked about, that will bring that average back up, because they'll do over $200 a day in these good areas. But overall, long-term, if you just look at the general economics, you probably want to see that hold per machine drop to $100 a day. Okay? You want to put in machines until you get to that limit, probably. And as I say, you'll see that [participation fee] eventually dropping down from 30% to 20%.


Question #5:        In terms of the market potential [Indecipherable]

GTG's Response:     It's a real large market. Oklahoma will take another 5,000 machines. California will be a 10,000-15,000 machine market.
                    [In] New York, [it's] a function of what happens there, but it could be a 4,000-5,000-machine market. The Video Lottery that goes in the race tracks, they're going to put in 20,000 of those machines they say. And New York will handle that much. Arizona will be 3,000-4,000 machines. So, it's a big, big market.

Question #6:        In Washington?

GTG's Response:     Well, Washington, it's all Video Lottery right now. Our
                    competitor is up there running bingo games. And the state has a new Gaming Commissioner and it looks like he would be receptive to our electronic bingo games going in up there.
                    But we're just starting those discussions with him. And we're certainly not going to go into Washington State with our bingo games without the blessing of the Washington
                    Gaming Commission.


Question #7:        You described a market that sounds very attractive, Gordon.
                    As you continue to develop it [Indecipherable]...Slot companies make an awful lot of money. You're going to eventually suck in some competition from people
                    [Indecipherable]...How hard is it to get through the barrier of entry as far as per [Indecipherable]...Getting through the proverbial court cases that always seem to show up?

GTG's Response:     Obviously, that's a difficult question for me to give you a good answer on. Right now, I don't see any of the substantial suppliers - IGT and Bally [are] one and two, and then Williams [is] three, I'd say, or maybe GTECH - I don't see them making any movement to do that at the present time.
                    Of course we've got a relationship with Williams and Bally, which we value dearly, and which has been great for us.
                    We've got a very, very, compatible relationship with Bally.
                    We're using the same basic operating system, our people are very compatible, they get along very well, and that's been just a great deal for us. We buy over 50% of our player stations right now from Bally. And we saw a difference in the reliability of our machines when we started putting
                    Bally machines out there. We still build some ourselves, but we've got probably more than 50% from Bally. But yeah, we'll eventually get competition. But I think it's two or three years away. We can't see who that would be right now.
                    Obviously IGT is real busy getting into the lottery business. We don't think they're going to do it very soon.
                    Sierra Design Group could perhaps get in the business.
                    They're in Indian gaming and they're in the Video Lottery end of it, and they would be a logical [company] to go into that business and they'd be a formidable competitor. We'll get some competitors, but I don't see them for a year or two.


Question #8:        [Indecipherable] What happens as more states move from Class
                    II to Class III. Do you see that having a damaging effect on demand?

GTG's Response:     Sure. If that happens. But I don't think we can see much
                    more of that. I don't think we're going to see many more states going from Class II to Class III. New York, we just saw, looks like they've got a negotiated compact. But they can't negotiate it for slot machines, because slot machines are constitutionally prohibited in New York State. So, I don't think we're going to see a lot more states compact tribes to run games. And, if they do, we have to get to the position where we can provide better and better Class III games as well.


Question #9:        [Indecipherable]

GTG's Response:     That was Cummings and the people that do the work for
                    wagering in business that...I don't know. I don't remember the name. I really can't remember. It's...Cummings and something is the name of the firm that does it and I'll get it for you.

Question #10:       [Indecipherable]

GTG's Response:     Yeah. We did some market research in that area and that was the main source of our work. [Indecipherable] Yes.


Question #11:       [Indecipherable] (Regarding Capital Spending)

GTG's Response:     We'll probably need some additional capital. We've looked, been looking at a number of different ways of doing that. Of course we could do it with debt financing, we can do it with equity. We haven't made a final decision what we're going to do. A lot of that will be a function of how the stock performs. I like the equity approach. I like not having any debt. But, we won't raise any capital until a) we've got a clear use for the capital, and b) we feel the price is right.


Question #12:       [Indecipherable]

GTG's Response:     Excluding these new opportunities, it's about $25 million.


Question #13:       [Indecipherable] How much of it amounted to new
                    opportunities?

GTG's Response:     Those new opportunities amount to about $20 million. Most of them are around $20 million.


Question #14:       I'm sorry to pester you, but you also mentioned in your
                    conference call a few weeks ago that the international opportunities sounded equally attractive to your domestic opportunities.

GTG's Response:     Some of our guys are real enthusiastic about the
                    international opportunities.


Question #15:       Does that mean you're not?

GTG's Response:     I am not. I think the probability of anything significant
                    there happening there is pretty low. I've been through a lot of these when you start looking at foreign opportunities and you know, you just start looking at a whole different cultural situation where you don't know...it's tough. And my experience is it's normally disappointing when you start looking at those foreign opportunities.


Question #16:       Just as a point of reference, would your machine, if it was in Thunderbird's Reynosa Casino, would that be legal? Would the authorities leave that alone if they used something more like yours instead of the machine they've got now?

GTG's Response:     Where is that?


Question #17:       The Reynosa Mexican Casino. You know. The authorities keep opening and shutting it and opening and shutting it. And I was wondering what's legal? [Indecipherable]

GTG's Response:     I don't think anybody knows. You don't know what you've got to do and where money's got to go before it's going to be accepted. It's just an environment that's foreign to us. I guess it should be, [it's] a foreign country. We just don't know. I just don't know the answer to that.


Gordon T. Graves:   Okay. Thanks so much.